Exhibit 99.1

Michael G. Bazinet	Mark A. Rozelle
Media Relations	Investor Relations
(800) 878-0549	(203) 622-3520

UST REPORTS 11 PERCENT INCREASE IN FIRST QUARTER 2004 DILUTED EPS

GREENWICH, Conn., April 22, 2004 – UST Inc. (NYSE: UST) today announced that for the quarter ended March 31, 2004, net sales increased 3.8 percent to $433.3 million, net earnings increased 9.8 percent to $121.7 million and diluted earnings per share increased 10.6 percent to $.73 compared to the corresponding 2003 period.

“The year is off to a good start, with first quarter results from operations coming in better than expected,” said Vincent A. Gierer, Jr., UST chairman and chief executive officer. “Continuing positive growth trends in the smokeless tobacco category and improving fundamentals in our wine business increase our confidence in delivering diluted EPS in the range of $2.99 — $3.09 for the year.”

The net sales comparison for the first quarter included higher selling prices and slightly lower net unit volume for moist smokeless tobacco, along with increased sales for the Wine segment and the company’s international operations. Also impacting the comparison was the sale of 3 million cans of moist smokeless tobacco to the military overseas in the first quarter 2003 as troops began moving to the Middle East.

Selling, advertising and administrative expenses were favorable compared to the corresponding period, primarily due to a $4.4 million charge in 2003 related to the bankruptcy filing by a significant wholesale customer in the Smokeless Tobacco segment, as well as lower administrative and other costs, primarily legal, in 2004.

Income taxes in the first quarter 2004 were favorably affected by the release of $4.8 million of state income tax reserves due to the expiration of certain jurisdictions’ statue of limitations, resulting in a lower effective tax rate for the quarter.

Earnings from continuing operations increased 10.2 percent to $122.6 million in the quarter. A loss from discontinued operations of $0.9 million resulted in net earnings of $121.7 million, an increase of 9.8 percent from the corresponding 2003 period. Discontinued operations consist of the company’s cigar business which will be transferred to Swedish Match North America Inc. during the second quarter, as a result of the previously announced settlement agreement.

The company repurchased 1 million shares at a cost of $37.5 million during the quarter.

Smokeless Tobacco
Smokeless Tobacco segment first quarter 2004 revenue increased 3.1 percent to $379.2 million on a 0.2 percent decline in moist smokeless tobacco net can sales of 153.7 million.

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Excluding military sales, domestic moist smokeless tobacco net can sales increased 1.2 percent. Operating profit for the segment increased 5.6 percent to $211 million.

USSTC Retail Activity Data Share & Volume Tracking System (RAD-SVT), measuring shipments to retail for the 26-week period ended February 21, 2004, on a can-volume basis, indicates total category shipments increased 3.1 percent versus the year-ago period. The premium segment declined 3.5 percent and the value segments, including price value and sub-price value increased 25.2 percent in total during the same period. USSTC’s total share declined 2.8 percentage points to 71.9 percent.

RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

“Improving fundamentals driven by successful new product introductions continued to minimize the impact of price competition,” said Murray S. Kessler, president of USSTC. “Additional new products entering the market during the second quarter along with the implementation of category growth initiatives gives us confidence that we will produce record results in 2004.”

Wine Segment
Wine Segment first quarter 2004 revenue increased 5.5 percent to $45.3 million on a 6.1 percent increase in premium case sales versus the corresponding 2003 period. Sales growth was propelled by new product introductions. Gross margin advanced in line with sales. Selling, advertising and administrative expenses advanced modestly, resulting in a 9.3 percent increase in operating profit to $6.5 million.

Outlook
As outlined previously, in 2004 the company plans to invest an additional $24 million in efforts to accelerate growth in the smokeless tobacco category by increasing investment in product innovation and programs to reach out to new adult consumers. While the earnings growth rate for the year will be negatively impacted by approximately 3 percent due to the increased investment in category building, it is still expected to result in record sales and earnings in 2004, and accelerated growth in 2005 and beyond.

For the year, the company anticipates diluted earnings per share to be in the range of $2.99 to $3.09. From a trend perspective, diluted earnings per share should approximate the second and third quarters of the prior year as spending is increased due to execution of initiatives; and increase in the fourth quarter as the initiatives begin taking effect.

A conference call is scheduled for 11 a.m. Eastern time today to discuss the quarterly results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling 1-888-203-1112 or 719-457-0820, code #196149 or by visiting the website.

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UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Rooster, and Red Seal. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label.

All statements, other than statements of historical facts, which address activities, or actions that the company expects or anticipates will or may occur in the future, and other such matters are forward-looking statements. To take advantage of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, the company is identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company.

Any one, or a combination, of factors could materially affect the results of the company’s operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing initiatives, uncertainties associated with ongoing and future litigation, legal and regulatory initiatives (including those described under Items 1 and 3 of the company’s Annual Report on Form 10-K and in the company’s Form 8-K, and 10-Qs filed thereafter) and conditions in the capital markets. Forward-looking statements made by the company are based on the knowledge of its business and the environment in which it operates, but because of the factors listed above, as well as other factors beyond the control of the company, actual results may differ from those in the forward-looking statements.

(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)

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UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	First Quarter
	2004	2003	% Change
Net sales	$433,317	$417,601	+3.8
Costs and expenses
Cost of products sold	93,254	85,828	+8.7
Selling, advertising and administrative	127,554	131,456	-3.0

Total costs and expenses	220,808	217,284	+1.6

Operating income	212,509	200,317	+6.1
Interest, net	19,409	19,398	+0.1

Earnings from continuing operations before income taxes	193,100	180,919	+6.7
Income taxes	70,528	69,660	+1.2

Earnings from continuing operations	122,572	111,259	+10.2
Loss from discontinued operations ( net of income tax benefit of $400 and $274)	(883)	(416)	—

Net earnings	$121,689	$110,843	+9.8

Net earnings per basic share:
Earnings from continuing operations	$.74	$.66	+12.1
Loss from discontinued operations	—	—	—
Net earnings per basic share	$.74	$.66	+12.1
Net earnings per diluted share:
Earnings from continuing operations	$.73	$.66	+10.6
Loss from discontinued operations	—	—	—
Net earnings per diluted share	$.73	$.66	+10.6
Dividends per share	$.52	$.50	+4.0
Average number of shares:
Basic	165,393	167,729
Diluted	166,770	168,589

UST
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	March 31,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$262,685	$438,040
Inventories	552,039	573,334
Deferred taxes	107,242	127,064
Assets held for disposition(1)	49,570	18,825
All other current assets	112,461	109,528

Total current assets	1,083,997	1,247,966
Property, plant and equipment, net	374,119	377,933
Other assets	95,713	100,595

Total assets	$1,553,829	$1,726,494

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of long term debt	$300,000	$—
Litigation liability	80,000	280,000
All other current liabilities	237,535	241,093

Total current liabilities	617,535	521,093
Long-term debt	840,000	1,140,000
Other liabilities	180,055	180,588

Total liabilities	1,637,590	1,841,681
Stockholders’ deficit
Capital stock	104,277	103,750
Additional paid-in capital	786,360	752,549
Retained earnings	341,581	306,091
Accumulated other comprehensive loss	(24,395)	(23,458)

	1,207,823	1,138,932
Less treasury stock	1,291,584	1,254,119

Total stockholders’ deficit	(83,761)	(115,187)

Total liabilities and stockholders’ deficit	$1,553,829	$1,726,494

(1)	March 31, 2004 includes assets of the cigar operation and certain winery assets. December 31, 2003 includes certain winery assets held for sale.

UST
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2004	2003
OPERATING ACTIVITIES
Net cash used in operating activities(1)	$(76,940)	$(1,136,024)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(5,859)	(6,949)
Dispositions of property, plant and equipment	777	33

Net cash used in investing activities	(5,082)	(6,916)

FINANCING ACTIVITIES
Proceeds from the issuance of stock	30,331	10,754
Dividends paid	(86,199)	(83,788)
Stock repurchased	(37,465)	(37,880)
Withdrawals from restricted deposits	—	1,242,431

Net cash (used in) provided by financing activities	(93,333)	1,131,517

Decrease in cash and cash equivalents	(175,355)	(11,423)
Cash and cash equivalents at beginning of year	438,040	382,003

Cash and cash equivalents at end of period	$262,685	$370,580

(1)	Net cash used in operating activities in 2004 includes the payment of a litigation liability of $200 million and net cash provided by operating activities of $123 million. Net cash used in operating activities in 2003 includes the payment of the company’s antitrust award of $1.262 billion and net cash provided by operating activities of $126 million. In January 2003, the company paid the antitrust award utilizing funds held in restricted deposits in the amount of $1.242 billion and $19.7 million of additional cash in satisfaction of the award.

UST
SUPPLEMENTAL SCHEDULE
(Unaudited)

	First Quarter
Consolidated Results	2004	2003	%
Net Sales (mil)	$433.3	$417.6	3.8%
Operating Income (mil)	$212.5	$200.3	6.1%
Net Earnings (mil)	$121.7	$110.8	9.8%
Diluted EPS	$.73	$.66	10.6%
Smokeless Tobacco
Net Sales (mil)	$379.2	$367.8	3.1%
Operating Profit (mil)	$211.0	$199.9	5.6%
MST Net Can Sales
Premium (mil)	137.4	140.7	-2.3%
Price Value (mil)	16.3	13.4	21.9%

Total (mil)	153.7	154.1	-0.2%
Wine Net Sales (mil)	$45.3	$43.0	5.5%
Operating Profit (mil)	$6.5	$5.9	9.3%
Premium Case Sales (thou)	781	736	6.1%

	Volume %		Point
	Chg. vs.		Chg. vs.
RAD-SVT 26 wks ended 2/21/04(1)	YAGO	Share	YAGO
Total Category	3.1%
Total Premium Segment	-3.5%	71.7%	-4.9 pts
Total Value Segments	25.2%	28.1%	5.0 pts
USSTC Share of Total Category	-0.8%	71.9%	-2.8 pts
USSTC Share of Premium Segment	-3.0%	89.3%	0.5 pts
USSTC Share of Value Segments	21.6%	27.9%	-0.8 pts

(1)	RAD-SVT – Retail Activity Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.